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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                         Contacts: Jill Burchill
                                              Chief Financial Officer
December  21, 2000                            507/663-8294
Sheldahl, Inc.                                jill.burchill@sheldahl.com
1150 Sheldahl Road
Northfield, MN  55057                         Jennifer Weichert for Sheldahl
                                              Weichert Financial Relations, Inc.
                                              651/261-5330
                                              weichertfr@aol.com

                                              Troy McCombs for IFT
                                              Coltrin and Associates
                                              212/221-1616
                                              Troy_McCombs@coltrin.com

                 SHELDAHL FILES FORM 8-K WITH TRANSACTION TERMS

Northfield, MN, - December 21, 2000 - Sheldahl Inc. (NasdaqNM: SHEL) announced today that investors seeking specific details regarding the Company's previously announced transactions with International Flex Technologies Inc. ("IFT"), Morgenthaler Partners ("Morgenthaler"), Ampersand Ventures ("Ampersand") and Molex Incorporated ("Molex") can find such information in the Company's Securities and Exchange Commission filings on Form 8-K filed on November 13, 2000 and December 20, 2000. The text of these filings on Form 8-K can be reviewed by accessing the following web address: http://www.sheldahl.com/Invest/SECFilings.htm.

As previously reported, Morgenthaler and Ampersand will invest $25 million in equity capital in exchange for shares of Sheldahl common stock and shares of a new series of convertible preferred stock. Under the revised terms for the transaction, the conversion price of the preferred stock has decreased from approximately $2.77 per share to $1.40 and the dividend conversion price has decreased from approximately $3.54 per share to $1.625 per share. The dividend coupon of 11.06% for the preferred stock has not changed.

International Flex Technologies Inc. is a leading producer of fine-line, high quality flexible circuits for sale to the electronics, data communications and medical markets. The Company, headquartered in Endicott, New York, has operations in Stamford, Connecticut and sales offices worldwide. Information on IFT can be found on the World Wide Web at http://www.internationalflex.com.

Morgenthaler Partners is a private equity investment firm with offices in Cleveland, Ohio and Menlo Park, California, with approximately $1.0 billion under management. Information on Morgenthaler can be found on the World Wide Web at http://www.morgenthaler.com .

Ampersand Ventures is a private equity investment firm with offices in Wellesley, Massachusetts and San Diego, California, with approximately $350 million in capital under management. Information on Ampersand Ventures can be found on the World Wide Web at http://www.ampersandventures.com .

Molex Incorporated is a 62-year-old manufacturer of electronic, electrical and fiber optic interconnection products and systems; switches; value-added assemblies; and application tooling. Based in Lisle, Illinois, USA, the Company operates 52 manufacturing facilities in 19 countries and employs approximately 17,650 people. For more information please go to http://www.molex.com .

Sheldahl, Inc. is a leading producer of high-density substrates, high-quality flexible printed circuitry, and




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flexible laminates primarily for sale to the automotive electronics and data communications markets. The Company, which is headquartered in Northfield, Minnesota, has operations in Northfield; Longmont, Colorado; South Dakota; Toronto, Ontario, Canada; and Chihuahua, Chih., Mexico. Its sales offices are located in Detroit, Michigan, Hong Kong, China; Singapore; and Mainz, Germany. As of September 1, 2000, Sheldahl employed approximately 800 people. Sheldahl's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol: SHEL. Sheldahl news and information can be found on the World Wide Web at http://www.sheldahl.com.

The discussion above contains statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Sheldahl's periodic filings. Actual results may differ materially depending on a variety of factors, including, but not limited to the following: the achievement of Sheldahl's projected operating results, the ability of Sheldahl to successfully obtain waivers from its lenders for defaults on its debt covenants, the achievement of efficient volume production and related sales revenue results at Longmont, the ability of Sheldahl to identify and successfully pursue other business opportunities and Sheldahl not completing the transactions described above. Additional information with respect to the risks and uncertainties faced by Sheldahl may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's filings with the Securities and Exchange Commission including Sheldahl's Annual Report, Form 10-K for the fiscal year ended September 1, 2000, and other SEC filings. Sheldahl does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.


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